<EXHIBIT 4.23>
CONFORMED COPY
Business Purchase Agreement Galen Holdings PLC and Alhow Laboratories Limited

for the sale and purchase of the business and assets of Quchem Limited, a subsidiary of Galen Limited
7th January 2002

CONTENTS

CLAUSE PAGE

1. INTERPRETATION *

2. SALE AND PURCHASE *

3. CONSIDERATION *

4. COMPLETION *

5. LIABILITIES *

6. RECEIVABLES *

7. CONTRACTS *

8. PREPAYMENTS BY SELLER AND CUSTOMERS *

9. EMPLOYEES *

10. FUTURE TRADING AND TRADE ENQUIRIES *

11. VALUE ADDED TAX *

12. WARRANTIES *

13. PROTECTION OF GOODWILL *

14. ANNOUNCEMENTS, ETC. *

15. ASSIGNMENT *

16. COSTS *

17. ENTIRE AGREEMENT *

18. WAIVER, AMENDMENT *

19. FURTHER ASSURANCE *

20. NOTICES *

21. COUNTERPARTS *

22. GOVERNING LAW AND JURISDICTION *

23. INVALIDITY *

24. THIRD PARTY RIGHTS *

SCHEDULE 1 *

Allocation of Consideration *

SCHEDULE 2 *

Warranties *

SCHEDULE 3 *

Assumed Employees *

SCHEDULE 4 *

Contracts *

THIS AGREEMENT is made on 7th January 2002

BETWEEN:

(1) ALHOW LABORATORIES LIMITED (No. NI41551) whose registered office is at Units 7-9, Seagoe Industrial Estate, Craigavon, Northern Ireland (the "Buyer"); and

(2) GALEN HOLDINGS PLC (No. NI25836) whose registered office is at Unit 22, Seagoe Industrial Estate, Craigavon, Co Armagh, Northern Ireland BT63 5UA (the "Seller").

RECITALS

(A) The Seller carries on the Business (as hereinafter defined) as part of its group and is the ultimate beneficial owner, or is otherwise able to procure the transfer, of the Assets (as hereinafter defined).

(B) The Seller has agreed to sell, and the Buyer has agreed to purchase, the Business as a going concern and the Assets on the terms hereinafter set out.

THE PARTIES AGREE AS FOLLOWS:

  INTERPRETATION

    The following words and expressions shall, unless the context otherwise requires, have the following meanings:

    "Accounts" means the audited financial statements (comprising a balance sheet, profit and loss account, cash flow statement, notes and directors' report and auditors' certificates) of the Seller for the financial period ended on the Accounts Date in the Agreed Form;

    "Accounts Date" means 30 September 2001;

    "Agreed Form" means, in relation to a document, in the form agreed between the parties on or prior to the date hereof and for the purposes of identification signed on their behalf;

    "Assets" means all assets, property or rights of the Seller relating to or connected with or belonging to or used in the Business which shall, without limitation include the Goodwill, Books and Records, Contracts, Business Intellectual Property, Fixed Plant, Loose Plant and Stock together with the assets and rights and the benefit of any claims directly and exclusively relating to the Business, other than the Excluded Assets;

    "Assumed Employees" means those employees engaged in the Business as at Completion and set out in the list in the Agreed Form headed "Assumed Employees" at schedule 3 to this agreement;

    "Books and Records" means the lists of customers and suppliers, books of account, financial records, and all other records exclusively relating to the Business and Assets on whatsoever medium they are stored;

    "Business" means that part of the custom chemical synthesis business and related analytical services business carried on through Quchem by the CSS division of the Seller and wheresoever carried on;

    "Business Intellectual Property" means Intellectual Property owned by the Seller or any member of the Seller's Group and used wholly and exclusively in the Business, together with the goodwill relating thereto;

    "Buyer's Group" means the Buyer, its parent, any of its parent's subsidiary undertakings and the associated companies from time to time, all of them and each of them as the context admits;

    "Buyer's Solicitors" means L'Estrange and Brett Solicitors, Arnott House, 12-16 Bridge Street, Belfast BT1 1LS;

    "Completion" means the completion of the sale and purchase of the Business and Assets in accordance with clause 4;

    "Completion Date" means 7 January 2002 or such other date as the Seller and Buyer may agree;

    "connected person" means a person who is connected with another for the purpose of section 839 of the TA;

    "Contracts" means all contracts and arrangements entered into prior to Completion but which are wholly or partly unperformed at the Completion Date relating to the Business set out in the list in the Agreed Form headed "Contracts" at schedule 4 to this agreement but excluding those contracts which are Excluded Assets;

    "Creditors" means all trade and other debts, accrued charges and all other amounts owing by the Seller or any member of the Seller's Group in connection with the Business as at Completion;

    "Encumbrance" means any mortgage, charge, pledge, lien, security or other third party right or interest (legal or equitable) or restriction over or in respect of the use of the relevant asset, security or right;

    "Excluded Assets" means any assets or rights and the benefit of any claims consisting of or comprised in the following:

      statutory books and records of the Seller (other than the Books and Records);

      benefits from insurance policies put in place by the Seller's Group in relation to the Business and/or the Assets;

      Receivables;

      cash at bank and in hand; and

      any prepayments received by the Seller which are governed by clause 8 of this agreement;

      "Excluded Liabilities" means those liabilities and obligations of the Business or Assets or Assumed Employees as at the Completion Date which are not Liabilities which shall include but are not limited to:

      liabilities of the Seller's Group to Taxation; and

      amounts owed to any third party by way of overdraft or other borrowings; and

      Creditors of the Business;

    "Fixed Plant" means the fixed plant, machinery, equipment and tooling used directly and exclusively in the Business attached or fixed to the premises occupied by Quchem as at the date hereof;

    "Goodwill" means the goodwill, custom and connection relating to the Business as at Completion together with the exclusive right for the Buyer and its successors and assigns to represent itself as carrying on the Business in succession to the Seller and together with the trade names "Quchem" and "CSS" associated with the Business;

    "holding company" has the meaning given to it in Article 4 of The Companies (Northern Ireland) Order 1986 (as amended);

    "Intellectual Property" means any and all patents, registered and unregistered trade marks, rights in designs, trade, business or domain names, copyrights, rights in inventions, know-how, trade secrets and other confidential information, rights in databases and other intellectual property rights of a similar or corresponding character which may subsist in any part of the world;

    "Lease" means the lease dated 22 March 2000 between The Queen's University of Belfast (1) and Quchem (2);

    "Liabilities" means those liabilities of the Business relating to the Assets and the Lease, the obligations under the Contracts and the liabilities relating to the Assumed Employees at the Completion Date which the Buyer has expressly assumed responsibility for under the terms of this agreement and which are not Excluded Liabilities;

    "London Stock Exchange" means London Stock Exchange plc;

    "Loose Plant" means the movable plant, machinery, equipment, desk top computers, spare parts, tooling, vehicles and furniture used directly and exclusively in the Business;

    "Property" means the first floor premises of the David Kerr Building, Stranmillis Road, Belfast held under and by virtue of the Lease;

    "Quchem" means Quchem Limited (with registered number NI30077);

    "Receivables" means those amounts owed to the Seller or the Seller's Group directly and exclusively in connection with the Business as at the Completion Date including those identified in the list in the Agreed Form headed "Receivables";

    "Regulations" means the Transfer of Undertakings (Protection of Employment) Regulations 1981;

    "Related Persons" means, in relation to any party, its holding companies and the subsidiary undertakings and associated companies from time to time of such holding companies, all of them and each of them as the context admits;

    "Restricted Services" means services the nature of which are carried on by the Business as at the date hereof, including for the avoidance of doubt those services carried out by the Business as at Completion;

    "Restricted Territory" means England, Wales and the province of Northern Ireland;

    "Seller's Accountants" means PricewaterhouseCoopers, Fanum House, 108 Great Victoria Street, Belfast BT2 7AX;

    "Seller's Group" means the Seller, its ultimate holding company and any subsidiary of such holding company, excluding Syngal;

    "Seller's Solicitors" means Ashurst Morris Crisp, Broadwalk House, 5 Appold Street, London EC2A 2HA;

    "Stock" means the stock in trade, raw materials, fuels, packing materials, work in progress and finished goods acquired or produced in the course of the Business at the Quchem Properties or elsewhere as at Completion;

    "subsidiary" has the meaning given to it in Article 4 of The Companies Order 1986 (as amended);

    "TA" means the Income and Corporation Taxes Act 1988;

    "Taxation" means any tax and any duty, impost, levy or governmental charge in the nature of tax whether domestic or foreign and any fine, penalty or interest connected therewith (a) including (without prejudice to the generality of the foregoing) corporation tax, income tax, national insurance and social security contributions, capital gains tax, inheritance tax, capital transfer tax, development land tax, value added tax, customs, excise and import duties, any deferred taxation and any other payment whatsoever which the relevant party or any member of their group of companies is or may be or become bound to make to any person as a result of any enactment relating to any of the foregoing (b) but excluding any stamp duty or stamp duty reserve tax payable on this agreement or any instrument executed pursuant to this agreement or on any agreement;

    "UK Listing Authority" means the Financial Services Authority in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986; and

    "Warranties" means the warranties given pursuant to clause 12 and schedule 2;

    The words and expressions defined in the schedules hereto shall have the meanings set out therein.

    References to the parties hereto include their respective permitted assignees and in the case of individuals their respective successors in title, personal representatives, heirs and estates and references to the masculine gender shall include the feminine and vice versa.

    References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as re-enacted from time to time before the date hereof (subject as otherwise expressly provided herein) and to any previous statute, statutory provision, order or regulation amended, modified, re-enacted or replaced by such statute, provision, order or regulation before the date hereof.

    References to persons shall include bodies corporate and unincorporated, associations, partnerships and individuals.

    Headings to clauses and paragraphs are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

    References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this agreement.

    The recitals, the schedules and documents in the Agreed Form form part of the operative provisions of this agreement and references to this agreement shall, unless otherwise expressly stated, include references to the recitals, the schedules and documents in the Agreed Form.

  SALE AND PURCHASE

    Upon the terms and subject to the conditions of this agreement, the Seller shall sell as beneficial owner and shall transfer or procure the sale or transfer of the Assets and the Business as a going concern to the Buyer with effect from 1 January 2002 free from any Encumbrances and together with all accrued benefits and rights attaching thereto and property and risk in the Assets shall vest in the Buyer from Completion.

    The Excluded Assets are not included in the sale and purchase pursuant to clause 2.1.

    The Consideration for such sale and purchase shall be as specified in clause 4.

    For the avoidance of doubt the Buyer shall be entitled to the benefit of all contracts relating to the Business placed by any customer with the Seller or any member of the Seller's Group on or after Completion and any payment relating to or connected with any such contract that is or has been received by the Seller or any member of the Seller's Group shall be paid to the Buyer forthwith.

    For the avoidance of doubt, nothing in this agreement shall pass to the Buyer or shall be construed as acceptance by the Buyer of any liability, debt or other obligation of the Seller or any members of the Seller's Group other than the Liabilities or any obligation which is expressly assumed by the Buyer under the terms of this agreement

  CONSIDERATION

  The consideration shall be the sum of nine million pounds sterling (L9,000,000), which shall be payable in cash on Completion and shall be apportioned amongst the Assets as more particularly set out in schedule 1 to this agreement.

  COMPLETION

    Completion shall take place at the registered office of the Seller (or at such other location as the Seller and Buyer agree) on the Completion Date immediately after the execution of this agreement.

    On Completion, the Seller shall deliver to the Buyer:

      the Books and Records;

      the Loose Plant and all other Assets hereby agreed to be sold, title to which can be transferred by delivery (and shall pass upon such delivery) and shall permit the Buyer to enter into and take possession of the Assets;

      where agreed as necessary between the parties, duly executed assignments or registered user agreements of the Business Intellectual Property in the Agreed Form;

      where agreed as necessary between the parties, releases under seal or certificates of non-crystallisation of charge of any Encumbrances to which any of the Assets are subject duly executed by those entitled to the benefit thereof;

      a certified copy of a resolution of a general meeting of Quchem Limited showing a change of name to Limited;

      an assignment in the Agreed Form of the Lease incorporating a limited waiver of the covenant against alienation sufficient to allow assignment of the Lease to the Buyer;

      all documents of title and certificates for the operation and use of, and all service documents within the possession of the Seller pertaining to, the Fixed Plant, the Loose Plant and the Stock;

    the Contracts and the books, accounts, reference lists of customers, credit reports, price lists, cost records, catalogues, advertising and all other documents, papers and records in the possession or under the control of the Seller relating to the Business and Assets duly written up to the Completion Date;

    all such records (or copies if the originals have been properly retained) as are referred to in section 49 of the Value Added Tax Act 1994; and

    a copy of the minutes of a meeting of the directors of the Seller in the Agreed Form authorising the execution by that party of this Agreement and of any other documentation that may be necessary or desirable arising out of or in connection with this Agreement or the transactions contemplated thereby and appointing the relevant signatory or signatories to sign this Agreement and any such other documentation on its behalf.

    Upon compliance by the Seller with the provisions of clause 4.2 the Buyer shall provide for the electronic transfer of funds of the sum referred to in clause 4.1 to the bank account of the Seller's Solicitors at National Westminster Bank PLC, 15 Bishopsgate, London EC2P 2AP (sort code: 50-00-00; Account number 00404241) and the receipt of the Seller's Solicitors therefore shall be a good discharge to the Buyer.

  LIABILITIES

    The Seller shall indemnify and keep indemnified each member of the Buyer's Group against all claims, costs, expenses and demands arising following Completion in respect of all debts, liabilities and obligations of the Business including for the avoidance of doubt the Liabilities and the Excluded Liabilities, provided that:

      in respect of the Liabilities, such claim, cost, expense or demand arises in relation to the period prior to the Completion Date;

      in respect of the Excluded Liabilities, such claim, costs, expenses or demands arising at any time whether before and/or after Completion;

      such claim, cost, expenses or demand relates solely to the Business (whether or not as part of the Seller's Group);

      no claim, cost, expense or demand will become the liability of the Seller's Group under the terms of this indemnity to the extent that the Buyer or any member of the Buyer's Group or any director was actually aware or any director of the Buyer should reasonably have been expected to be aware of the subject matter of the claim, cost, expense or demand prior to Completion; and

      the Seller (and any member of the Seller's Group) shall not be liable to pay or perform any such claims, costs, expenses or demands in so far as to do so would cause the Seller to be liable for a sum greater than L9,000,000;

      the Seller shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such arises from or has increased due to any actions taken or omissions made by the Buyer or any member of the Buyer's Group following Completion; and

      the Seller shall not be liable for such claims, costs or debt arising in the ordinary course of trade in respect of the contractual obligations of Quchem or the Business, save where such claims, costs or any debt arise from any breach or non-performance of those contractual obligations by Quchem or the Seller's Group prior to Completion.

    The Buyer shall indemnify and keep indemnified each member of the Seller's Group against all claims, costs, expenses or demands arising in respect of the Liabilities of the Business provided that:

      such claim, cost, expense or demand arises in relation to any matter arising following Completion;

      the Buyer (and any member of the Buyer's Group) shall not be liable to pay or perform any such claims, costs, expenses or demand in so far as to do so would cause the Buyer to be liable for a sum greater than L9,000,000; and

      the Buyer shall not be liable to pay or perform any such claims, costs, expenses or demands to the extent that such arises from or has increased due to any actions taken or omissions made by the Seller or any member of the Seller's Group prior to the Completion Date.

  RECEIVABLES

    The Buyer shall not acquire the Receivables which shall remain the property and the responsibility of the Seller.

    The Seller and the Buyer shall cause to be prepared from the accounting records of the Business a list of the Receivables showing (inter alia) the names of the debtors and the amounts owing to the Seller or any member of the Seller's Group by each of the relevant debtors.

    Notwithstanding that the Receivables are excluded from the Assets hereby agreed to be sold the Buyer agrees that it will, as agent for the Seller, use all reasonable endeavours to collect the Receivables (to the extent not collected upon Completion) and will hold the sums of money representing the same upon trust for the Seller subject to the following terms and conditions or such other terms conditions or arrangements as may be agreed from time to time in writing between the Seller and the Buyer:

      the Buyer shall not without the prior written consent of the Seller effect any settlement compromise or release any claim in respect of any of the Receivables nor without such consent institute, carry on, defend, compromise, abandon or submit to judgment in any legal proceedings or join in and submit to arbitration or give security or indemnities for costs, pay any sum of money into court or obtain payment of money lodged in court;

      if it becomes apparent that recovery of any of the Receivables is not likely to be possible within a reasonable period unless legal proceedings are instituted the Buyer will advise the Seller in writing and furnish the Seller with particulars of the steps taken by the Buyer to effect recovery. Where the debtor in question is a continuing debtor of the Business after the Completion Date the Seller shall consult with the Purchaser before instituting any legal proceedings;

      The Seller shall not seek to recover Receivables direct but shall inform the Buyer of any payments that may be made to the Seller in respect thereof;

      Within ten Business Days of the end of each month commencing after Completion the Buyer shall provide the Seller with a statement of the Receivables collected in that month (or, in the case of the first such month, the period between Completion and the end of such month) and shall remit to the Seller the amounts so received during that period;

      After the expiration of six months from Completion the obligations of the Buyer under this clause 6 to collect Receivables on behalf of the Seller shall cease save that if thereafter any payments are made to any of the Buyer in respect of Receivables the Buyer shall remit the same to the Seller less its reasonable costs and expenses; and

      the Seller shall pay all reasonable expenses of the Buyer properly incurred directly in connection with the collection of Receivables and any other such fee or payment as shall be agreed between the parties hereto.

  CONTRACTS

    The Seller undertakes with effect from the Completion Date to assign to the order of the Buyer or to procure the assignment to the order of the Buyer all the Contracts which are capable of assignment without the consent of other parties or without breaching the terms of such Contracts.

    In so far as any of the Contracts are not assignable to the Buyer without the agreement of or novation by or consent to the assignment from another party this Agreement shall not constitute an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Contracts.

    If any of the Contracts cannot be assigned or novated to the Buyer without the consent of a third party, then the Seller shall use reasonable endeavours to obtain such consent.

    In any case where the consent in clause 7.3 above is refused or otherwise not obtained and until it is obtained or where any of the Contracts are incapable of transfer to the Buyer by assignment or by other means:

      the Seller shall hold those Contracts and any monies, goods or other benefits received thereunder as agent of and trustee for the Buyer and shall forthwith upon receipt of the same account for and pay or deliver to the Buyer such monies, goods and other benefits;

      the Buyer shall perform those Contracts in accordance with their terms and conditions as sub-contractor to the Seller provided that sub-contracting is permissible under the terms of the Contract in question, and where sub-contracting is not permissible, the Buyer shall perform the Contracts in accordance with their terms and conditions as agent for the Seller and indemnify and keep indemnified the Seller against all obligations, debts, costs, claims, demands, expenses and damages in respect thereof; and

      the Seller shall give all reasonable assistance to the Buyer at the cost of the Buyer to enable it to enforce the rights of the Seller under the Contracts and shall at all times act with regard to the Contracts in accordance with the Buyer's reasonable instructions from time to time and will, at the cost of the Buyer, provide access to all relevant books, documents and other information in relation to such Contracts as is within its possession or the possession of the Seller's Group and as the Buyer may reasonably request from time to time.

    To the extent that any payment is made to the Seller in respect of the Contracts on or after the Completion Date the Seller shall receive the same as trustee, shall record such payment separately in its books and shall account to the Buyer for the same on the Completion Date or if received thereafter within seven Business Days of receipt.

  PREPAYMENTS BY SELLER AND CUSTOMERS

    The following provisions shall apply in respect of any prepayments to or by the Seller's Group in relation to the Business only:

      the Seller shall account to the Buyer for all prepayments received by the Seller's Group in respect of any Contracts not wholly completed or discharged at Completion by the Seller's Group to the extent that such prepayments exceed the actual costs incurred by the Seller's Group (if any) in partially performing such contracts and arrangements prior to Completion; and

      the Buyer shall account to the Seller for all payments made by the Seller's Group in respect of any Contracts not wholly completed or discharged at Completion by suppliers of goods and services to the extent that such payments exceed the value of goods and/or services already supplied prior to Completion.

    All rates, water, gas, electricity and telephone charges, insurance premiums, salaries, wages, and other outgoings and costs of a periodic nature which are chargeable by reference to a period commencing before and ending after Completion shall be apportioned on a time basis pro rata (provided that any such outgoings or costs chargeable by reference to the extent of the user of any property or rights shall be apportioned between the Seller and the Buyer according to the extent of such user). For the avoidance of doubt, any rent which shall be payable following Completion by the Seller under the provisions of clause 19.2 shall not be so proportioned but instead the Buyer shall procure that the total amount of such rent payable shall be reimbursed in full to the Seller or such member of the Seller's group as shall have paid such rent as if such payment was an apportionment under the provisions of clause 8.3.

    Where any amounts fall to be apportioned under this agreement, the Seller shall provide the Buyer with details of the apportionments with supporting vouchers or similar documentation, and in the absence of dispute between the Seller and the Buyer, the appropriate payment shall be made by or to the Seller in accordance with the terms of this clause 8. If the amount of any apportionment is in dispute, the matter shall be referred for final settlement to a firm of chartered accountants nominated jointly by the Seller and the Buyer or, failing such nomination, within 14 days after request by either the Seller or the Buyer, nominated at the request of either of them by the President for the time being of the Ulster Society of the Institute of Chartered Accountants in Ireland. The accountants shall be entitled to call for and inspect such documents as they may reasonably consider necessary. In making their determination, the accountants shall act as experts and not as arbitrators, their decision shall (in the absence of manifest error) be final and binding on the parties and their fees shall be borne and paid by the Seller and the Buyer in such proportions as the accountants determine. The amount determined to be due in accordance with this clause shall be paid within 14 days of the date of determination, together with interest calculated on a daily basis (as well after as before judgment), from the date of determination until the date of actual payment, at the rate of 2 per cent per annum above the base rate from time to time of Ulster Bank Limited.

    In relation to any expenditure or outgoing of the Business which is consideration for a taxable supply and which is apportioned under this clause 8 that part of the amount of the expenditure or outgoing which is input tax for the purposes of VAT shall be apportioned to the party which is entitled to recover such input tax or obtain credit for it pursuant to the Value Added Tax Act 1994. In relation to any receivable of the Business which is consideration for a taxable supply and which is apportioned under this clause 8 that part of the amount of the receivable which is output tax for VAT purposes shall be apportioned to the party which is obliged to account for such output tax to HM Customs & Excise pursuant to the Value Added Tax Act 1994.

    Any payment due between the parties pursuant to this clause 8 (save as otherwise provided for in clause 8.3) shall be paid within thirty days of Completion.

  EMPLOYEES

    The Seller and the Buyer acknowledge and agree that the sale and purchase of the Business and Assets pursuant to this agreement will constitute a relevant transfer for the purposes of the Regulations and that it will not operate so as to terminate any of the contracts of employment of the Assumed Employees.

    The Seller undertakes to the Buyer and its successors and assigns to procure that the employer of the Assumed Employees within the Seller's Group:

      has performed and observed pending Completion, its obligations under or in connection with the contracts of employment of the Assumed Employees;

      has paid to the Assumed Employees all remuneration or benefits in kind to which they are entitled up to and including the Completion Date including, without limitation, all wages and salaries, sick pay, maternity pay, any liability to taxation, accrued holiday pay, expenses, accrued bonus, commission and other sums payable in respect of any period up to the Completion Date; and

      having relied upon the Buyer's representations to the Seller in clause 9.7 of this agreement in relation to measures envisaged by the Buyer following Completion has complied in all respects with Regulation 10 of the Transfer Regulations (and to provide to the Buyer such information that the Buyer may request in writing in order to verify such compliance);

      save as is within the knowledge of the directors of the Buyer has not altered (whether to take effect prior to, on or after Completion) any of the terms of employment or engagement of any of the Assumed Employees;

      has not made any deduction from the salary or other wages due to any of the Assumed Employees (otherwise than in respect of PAYE and National Insurance contributions) unless such deduction shall previously have been approved in writing by such of the Assumed Employees;

      has not terminated or taken any steps to terminate the contract of employment of, nor to dismiss (constructively or otherwise), any of the Assumed Employees; and

      has not transferred or moved or redeployed any of the Assumed Employees from working within the Business, or induced any such Assumed Employee to resign his employment from the Business or to agree to transfer or move or be redeployed from the Business (without the prior written consent of the Buyer).

    The Seller shall discharge and hereby undertakes to indemnify the Buyer against any liabilities, obligations, costs, losses, damages and demands arising from or in respect of claims brought by the employees of the Business as at the date of this agreement in respect of actions taken, omissions or matters arising prior to the date hereof, including but not limited to breach of the obligations set out in clause 9.2 of this agreement, provided that and to the extent that such claims do not arise either directly or indirectly due to any action or omission on the part of the Buyer after the date hereof.

    The Buyer shall discharge and hereby undertakes to indemnify the Seller against all liabilities, obligations, costs, losses, damages and demands arising from or in respect of any of the Assumed Employees following Completion, provided that and to the extent that such claims do not arise either directly or indirectly due to any action or omission on the part of the Seller prior to the date hereof.

    If the contract of employment of any Assumed Employee is found (or alleged) not to have effect after Completion as if originally made with the Buyer, the Buyer agrees that:

      in consultation with the Seller, it will, or will procure that it will within seven days of being informed of such finding or allegation, make to the relevant Assumed Employee an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

      any such offer of employment made by the Buyer will be on terms and conditions which when taken as a whole do not differ in any material way from the terms and conditions of employment of that Assumed Employee immediately before Completion (save as to the identity of the employer).

    Upon that offer being made (or at any time after the offer should have been made if no offer is made) the Seller will terminate the employment of the relevant Assumed Employee, and the Buyer shall indemnify the Seller against all liabilities, obligations, costs, claims and demands arising directly or indirectly out of the employment of that Assumed Employee from Completion until such termination and the termination of such employment.

    If the contract of employment of any person who is not an Assumed Employee is found or alleged to have effect after Completion as if originally made with the Buyer the Seller agrees that:

      in consultation with the Buyer it will within seven days of being informed of such finding or allegation make to that person an offer in writing to employ him under a new contract of employment to take effect on the termination referred to below; and

      any such offer of employment made by the Seller will be on terms and conditions which do not differ in any material way from the terms and conditions of employment of that person immediately before Completion.

    Upon that offer being made (or at any time after the offer should have been made if no offer is made) the Buyer will, in consultation with the Seller, terminate the employment of the person concerned and the Seller shall indemnify the Buyer in accordance with clause 9.3.

    The Buyer confirms that it will not be taking any measures which would give rise to an obligation on the Seller to consult under Regulation 10 of the Regulations.

  FUTURE TRADING AND TRADE ENQUIRIES

    The Seller shall promptly refer to the Buyer all enquires relating to the Business and assign to the Buyer all orders directly and exclusively relating to the Business which it receives at any time after Completion.

    The Seller shall notify and keep informed the Buyer of any claims against the Seller brought by any third party in respect of any products or services supplied by the Seller in relation to the Business. If the Seller considers that it is desirable to take preventative action with a view to avoiding such claims, the Buyer agrees that it shall consult with the Seller as to what preventative action may be taken.

  VALUE ADDED TAX

    All amounts expressed in this agreement as being payable by any party hereto are expressed exclusive of any value added tax which may be chargeable thereon and the amount of any such value added tax shall be payable in addition thereto subject as hereinafter provided.

    The Seller and the Buyer shall use all reasonable endeavours to secure that the conditions of article 5(1) of the Value Added Tax (Special Provisions) Order 1995 SI 1268 and of section 49 of the Value Added Tax Act 1994 are fulfilled so that the sale of the Business and Assets hereunder is properly treated as neither a supply of goods nor a supply of services for the purposes of value added tax.

    The Seller and the Buyer shall each give notice of the transfer of the Business and Assets to H.M. Customs and Excise.

    The Seller shall on the Completion Date deliver to the Buyer all records referred to in section 49(1) of the Value Added Tax Act 1994 in respect of the Business and the Buyer hereby undertakes to preserve such records for such periods as may be required by law and shall during that period afford reasonable access to them at the request of the Seller.

    In the event that H.M. Customs and Excise determine that value added tax is chargeable on the sale of the Business and Assets hereunder or any of them, the Seller shall immediately notify the Buyer of such determination and the Buyer agrees that such value added tax shall be in addition to the Consideration and the Buyer shall (against production by the Seller of tax invoices in respect thereof) pay the amount of any such value added tax forthwith to the Seller but such payment shall be without prejudice to the right of the Buyer under this agreement to call upon the Seller to make or join in an appeal against the aforesaid determination.

    All value added tax payable in respect of goods and services supplied or deemed to be supplied by the Seller in connection with the Business prior to Completion, and all interest payable thereon and penalties attributable thereto, shall be paid to H.M. Customs and Excise by the Seller, and the Seller shall be entitled to receive and to retain for its own benefit all reimbursement or credit from H.M. Customs and Excise for value added tax borne by the Seller on goods and services supplied to the Seller prior to Completion and any payments received in respect of value added tax overpaid to H.M. Customs and Excise prior thereto.

  WARRANTIES

    The Seller warrants to the Buyer in terms of the warranties in schedule 2 which shall remain in full force and effect after Completion as more particularly set out in this agreement.

    The Buyer hereby warrants that it has all requisite individual and corporate power to enter into and perform this agreement and the transactions and matters contemplated thereby and has taken all necessary action to authorise the entry into and performance of this agreement and the transactions and matters contemplated thereby.

    Any information supplied by Quchem, by any employee of Quchem to the Seller or its directors, employees, agents or advisers in connection with the Warranties, or otherwise in relation to the Business and Assets shall not constitute a representation or warranty or guarantee as to the accuracy thereof by such employee and the Seller undertakes to the Buyer (and its respective directors, officers, employees, agents and advisers) that it will not bring any and all claims which it may otherwise have against such employee in respect thereof save in respect of fraud or fraudulent concealment.

    Each of the Warranties shall be construed as a separate Warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties.

    Save in the case of fraud or fraudulent concealment by the Seller, the Seller shall be under no liability in respect of any claim under the Warranties and any such claim shall be wholly barred and unenforceable unless written notice of such claim setting out such details of the events or circumstances giving rise to the relevant claim as are available to the Buyer (including the grounds on which such claim is based and, if capable of preparation by the Buyer, the estimated amount claimed to be payable in respect thereof) shall have been served upon the Seller by the Buyer as soon as possible after it becomes likely that a claim will be made and, in any event:

      in the case of a claim under the Warranties, by not later than 5.00 p.m. on the day falling eighteen months after of the date hereof; and

      the liability of the Seller for any claim specified in such notice shall absolutely determine and cease (unless the amount payable in respect of the relevant claim has been agreed as settled or satisfied by the Seller within nine months of the date of such written notice) if legal proceedings have not been instituted through being properly issued and validly served in respect of such claim on the Seller within nine months of the date of such written notice.

    Save in the case of fraud or fraudulent concealment, the Seller shall be under no liability in respect of any claim under the Warranties:

      where the liability of the Seller in respect of that claim would (but for this paragraph) have been less than L4,000; or

      unless and until the liability in respect of that claim when aggregated with the liability of the Seller in respect of all other such claims (including any claims which would otherwise have arisen save for the provisions of clause 12.6(a)) shall exceed L90,000 at which time the Seller shall be liable for the full amount of the claim not merely the excess over that sum.

    Save in the case of fraud or fraudulent concealment, the aggregate liability of the Seller in respect of all claims under this agreement shall not in any circumstances exceed the cash consideration paid to the Seller under this agreement.

    The Seller shall be under no liability in respect of any claim under the Warranties if the facts or circumstances giving rise thereto have been fairly disclosed prior to the entering into of this agreement or are otherwise known to the Buyer or any employees, officers or advisers to the Buyer at the date hereof, or should reasonably have been known by the directors of the Buyer prior to Completion. For the purposes of this clause "fairly disclosed" shall mean disclosed in such a manner and in such detail as to enable the Buyer to make a reasonably well informed assessment of the matter.

    No liability (whether in contract, tort or otherwise) shall attach to the Seller in respect of any claim under the Warranties to the extent that:

      the claim or the events giving rise to the claim would not have arisen but for an act, omission or transaction following Completion of the Buyer's Group otherwise than in the ordinary and proper course of the business carried on by Quchem as at present carried on or which would not have arisen but for any claim, election or surrender or disclaimer relating to Taxation made or omitted to be made or notice or consent given or omitted to be given by the Buyer's Group under the provisions of any statutes relating to Taxation the making, giving or doing of which was assumed in computing the Taxation liabilities of the Seller's Group for the purposes of the Accounts;

      the claim occurs wholly or partly out of or the amount thereof is increased as a result of:

        any change in the accounting principles or practices of the Buyer's Group introduced or having effect after the Completion unless the same is introduced to bring the accounting principles and practices into line with generally accepted accounting principles and practices in the UK in relation to a business of the type carried on by the Business; or

        any increase in the rates of taxation made after Completion and which affects matters occurring prior thereto; or

        any change in law or regulation or in its interpretation or administration by the English or Northern Irish courts, by the Inland Revenue or by any other fiscal, monetary or regulatory authority in each case occurring after Completion and which affects matters occurring prior thereto;

      the loss or damage giving rise to the claim is actually recovered by the Buyer's Group under any policy of insurance; or

      the claim relates to a claim or liability for Taxation and would not have arisen but for any winding-up or cessation of trading after Completion of the Business or any part thereof.

    No liability will arise and no claim may be made under any of the Warranties to the extent that the matter giving rise to such claim is remediable unless within the period of 30 days following the Buyer becoming aware of such matter, the Buyer shall have given written notice thereof to the Seller in accordance with this clause 12, such matter shall not have been remedied to the reasonable satisfaction of the Buyer within that period of 30 days following the date of service of such notice.

    Clause 12.12 shall apply in circumstances where:

      any claim is made against the Buyer's Group which may give rise to a claim by the Buyer against the Seller under the Warranties; or

      the Buyer's Group is or may be entitled to make recovery from some other person of any sum in respect of any facts or circumstances by reference to which the Buyer has or may have a claim against the Seller under the Warranties; or

      the Seller shall have paid to the Buyer an amount in respect of a claim under the Warranties and subsequent to the making of such payment the Buyer's Group becomes or shall become entitled to recover from some other person a sum which is referable to that payment.

    In the circumstances provided in clause 12.11, the Buyer shall and shall procure that the Buyer's Group shall:

      subject to receiving an undertaking from the Seller in respect of all costs properly incurred thereby by the Buyer's Group, promptly and diligently take all such action as the Seller may reasonably request including the institution of proceedings and the instruction of professional advisers approved by the Seller (such approval not to be unreasonably withheld) to act on behalf of the Buyer to avoid, dispute, resist, compromise, defend or appeal against any such claim against the Buyer's Group as is referred to in clause 12.11(a) or to make such recovery by the Buyer' Group as is referred to in clause 12.11(b) or clause 12.11(c), as the case may be;

      not settle or compromise any liability or claim to which such action is referable without the prior written consent of the Seller which consent shall not be unreasonably withheld or delayed; and

      in the case of clause 12.11(c) only, promptly repay to the Seller an amount equal to the amount so recovered or, if lower, the amount paid by the Seller to the Buyer, less, in each case any costs incurred by the Buyer's Group in so recovering or any Taxation incurred by the Buyer's Group on the amount received.

    The Buyer shall by way of covenant, but not as a condition precedent to liability on the part of the Seller as soon as practicable:

      inform the Seller in writing of any fact, matter, event or circumstance which comes to its notice or to the notice of the Buyer's Group whereby it appears that the Seller is or is likely to be liable to make any payment in respect of any claim under the Warranties or whereby it appears the Buyer's Group shall become or may become entitled to recover from some other person a sum which is referable to a payment already made by the Seller in respect of such a claim;

      thereafter keep the Seller informed of all material developments in relation thereto; and

      provide at the cost of the Seller all such information and documentation (no matter how it is recorded or stored) as the Seller shall reasonably request and which the Buyer may lawfully provide in connection therewith and also in connection with any proceedings instituted by or against the Buyer's Group under clause 12.12.

    In the event that the Seller at any time after the date hereof shall wish to take out insurance against its liability hereunder, the Buyer undertakes to provide such information as the prospective insurer may require before effecting such insurance.

    The Buyer hereby warrants and confirms that at the date hereof, it has not already formulated and is not aware of any claim it may have against the Seller under the Warranties PROVIDED THAT such confirmation shall not constitute a general waiver by the Buyer of any rights which it may have under this agreement for breach of warranty arising from information subsequently coming into the Buyer's possession which may in the future form the basis of such a claim.

    The Buyer will take or procure the taking of all such reasonable steps and action as are necessary or as the Seller may reasonably require in order to mitigate any claim under the Warranties and the Buyer's Group shall act in accordance with such request subject to the Buyer being indemnified by the Seller against all reasonable costs and expenses incurred in connection therewith. Nothing in this agreement shall or shall be deemed to relieve the Buyer of any common law or other duty to mitigate any loss or damage incurred by it.

  PROTECTION OF GOODWILL

    In consideration of the Buyer entering into the sale and purchase of the Business and Assets, the Seller undertakes to and with the Buyer that no member of the Seller's Group shall either directly or indirectly and either solely or jointly with any other person (either on its own account or as the agent of any other person) and in any capacity whatsoever:

      during the period of three years from Completion, carry on or be engaged, concerned or interested (save as the holder of shares or debentures in a listed company which confer not more than three per cent. of the votes which could be cast at a general meeting of the company) in the custom chemical synthesis business and related analytical services business within the Restricted Territory; or

      during the period of eighteen months from Completion, canvass or solicit orders from any person who was a customer or supplier of the Business at any time within the period of six months prior to Completion for the provision of the Restricted Services;

      during the period of eighteen months from Completion solicit or endeavour to solicit from the Buyer any officer, manager or other employee who was either at Completion or during the six months prior to Completion engaged primarily in the Business rather than another part of the Seller's Group whether or not such person would commit a breach of his contract of employment by reason of leaving service; or

      use any trade or domain name (including the expressions, "CSS" or "Quchem") or e-mail address used by the Business at any time during the two months immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address.

    In consideration of the Buyer entering into this agreement, the Seller undertakes to and with the Buyer that it shall not and shall procure that no member of the Seller's Group shall:

      save as required by law or the rules of any governmental or regulatory organisation, use or reveal to any person any of the trade secrets, secret or confidential operations, processes or dealings or any other confidential information relating primarily and directly to the Business including (without limitation) customer lists and names, sales targets and statistics, market share statistics, surveys and reports and pricing information relating to sales and purchases in respect of the Business until such time as the same falls into the public domain otherwise than by reason of a breach of this undertaking; or

      attempt or knowingly assist or procure any other person to do any of the foregoing things.

    The restrictions contained in this clause 13 are considered reasonable by the parties hereto and the Seller acknowledges that, in the light of the total price paid under this agreement and the manner of computation thereof, the nature of the Business and all other relevant matters, the provisions of this clause 13 are considered reasonably necessary for the protection of the interests of the Buyer.

    In the event that any restriction in this clause 13 shall be found to be unenforceable but would be enforceable if some part thereof were deleted or the area of operation or the period of application reduced, such restriction shall apply with such modification as may be necessary to make it legal and enforceable.

    Each undertaking contained in this clause 13 shall be construed as a separate undertaking and if one or more of the undertakings contained in this clause 13 is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertakings shall continue to bind any member of the Seller's Group.

  ANNOUNCEMENTS, ETC.

    No party shall disclose the making of this agreement nor its content (except those matters set out in the press release in the Agreed Form) and each party shall procure that each of its Related Persons and its professional advisers shall not make any such disclosure without the prior consent of the other party unless disclosure is to its professional advisers or required by law or the rules or standards of the London Stock Exchange or the Listing Rules of the UK Listing Authority or the rules and requirements of any other regulatory body Provided that this clause 14.1 does not apply to announcements, communications or circulars made or sent by the Buyer after Completion to customers, clients or suppliers of the Business to the extent that it informs them of the Buyer's acquisition of the Assets and the Business or to any announcements containing only information which has become generally available.

    The restrictions contained in clause 14.1 shall apply without limit of time and whether or not this agreement is terminated.

  ASSIGNMENT

  This agreement is personal to the parties and accordingly no party without the prior written consent of the other shall assign, transfer or declare a trust of the benefit of all or any of any other party's obligations nor any benefit arising under this agreement.

  COSTS

  Unless expressly otherwise provided in this agreement, each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the sale and purchase of the Business and Assets.

  ENTIRE AGREEMENT

    Each party, on behalf of itself and as agent for each of its Related Persons, acknowledges and agrees with the other party (each such party acting on behalf of itself and as agent for each of its Related Persons) that:

      this agreement together with any other documents referred to in this agreement (together the "Transaction Documents") constitutes the entire and only agreement between the parties and their respective Related Persons relating to the subject matter of the Transaction Documents;

      neither it nor any of its Related Persons has been induced to enter into any Transaction Document in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out in the Transaction Documents and, to the extent that any of them has been, it (acting on behalf of itself and as agent on behalf of each of its Related Persons) unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto;

      the only remedies available to it in respect of the Transaction Documents (and, where appropriate, to its Related Persons) are damages for breach of contract and, for the avoidance of doubt, (neither it nor its Related Persons, where appropriate) have any right to rescind or terminate any Transaction Documents either for breach of contract or for negligent or innocent misrepresentation or otherwise;

  PROVIDED THAT the provisions of this clause 17 shall not exclude any liability which any of the parties or, where appropriate, their Related Persons would otherwise have to any other party or, where appropriate, to any other party's Related Persons or any right which any of them may have in respect of any statements made fraudulently by any of them prior to the execution of this agreement or any rights which any of them may have in respect of fraudulent concealment by any of them.

  WAIVER, AMENDMENT

    A waiver of any term, provision or condition of, or consent granted under, this agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the instance and for the purpose for which it is given.

    No failure or delay on the part of any party in exercising any right, power or privilege under this agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

    No breach of any provision of this agreement shall be waived or discharged except with the express written consent of the Seller and the Buyer.

    The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

    No variation to this agreement shall be effective unless made in writing and signed by all the parties.

  FURTHER ASSURANCE

    At any time after Completion, the Seller shall at the Buyer's expense execute all such documents and do such acts and things as the Buyer may reasonably require for the purpose of vesting in the Buyer all of the Seller's Group's rights and/or interests in the Business and of the vesting in the Buyer the full legal and beneficial title to the Assets (including Intellectual Property used by the Business) and giving to the Buyer the full benefit of this agreement.

    If the deed of assignment and waiver referred to in clause 4.2(f) of this agreement (the "Deed of Assignment and Waiver") shall not have been executed by all parties thereto and delivered at or prior to Completion, then the following provisions shall apply:

      the Seller shall permit the Buyer access to the Property as licensee for the period from Completion until the date that the Deed of Assignment and Waiver is produced to the Buyer subject to the Buyer observing and performing all the covenants in the Lease (including the obligation to pay rent) but the Buyer shall not by reason of such licence be liable for any alleged breach of covenant against the alienation contained in the Lease;

      the Seller shall use all reasonable endeavours to procure the execution and delivery of the Deed of Assignment and Waiver as soon after Completion as practicable; and

      until such time as the Deed of Assignment and Waiver shall have been completed, the Seller shall indemnify the Buyer against any claim brought by the landlord under the Lease by reason of any breach or alleged breach of the covenant against alienation contained therein.

    The terms of this agreement shall insofar as they are not performed at Completion and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion.

  NOTICES

    Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first-class post (air mail if posted to or from a place outside the United Kingdom):

    In the case of the Buyer:

    Alhow Laboratories Limited

    Units 7-9

    Seagoe Industrial Estate

    Craigavon

    Northern Ireland

    Fax: 02838 35729

    Attention: Dr. Allen J. McClay

    In the case of the Seller to:

    Galen Holdings PLC

    Seagoe Industrial Estate

    Craigavon

    Co. Armagh

    Northern Ireland

    BT63 5UA

    Fax: 02838 331500

    Attention: Company Secretary

    and shall be deemed to have been duly given or made as follows:

    (a) if personally delivered, upon delivery at the address of the relevant party;

    (b) if sent by first class post, two business after the date of posting;

    (c) if sent by air mail, five business days after the date of posting; and

    (d) if sent by fax, when despatched;

    provided that if, in accordance with the above provisions, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. on a business day such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next business day.

    Any party may notify the other parties to this agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 20.1 provided that such notification shall only be effective on:

  (a) the date specified in the notification as the date on which the change is to take place; or

  (b) if no date is specified or the date specified is less than five days after the date on which notice is given, the date falling five days after notice of any such change has been given.

  COUNTERPARTS

  This agreement may be executed in any number of counterparts which together shall constitute one agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

  GOVERNING LAW AND JURISDICTION

    This agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with Northern Irish law.

    Each of the parties to this agreement irrevocably agrees that the courts of Northern Ireland shall have exclusive jurisdiction to hear and decide any suit, action or proceedings, and/or to settle any disputes, which may arise out of or in connection with this agreement (respectively, "Proceedings" and "Disputes") and, for these purposes, each party irrevocably submits to the jurisdiction of the courts of Northern Ireland.

    Each party irrevocably waives any objection which it might at any time have to the courts of Northern Ireland being nominated as the forum to hear and decide any Proceedings and to settle any Disputes and agrees not to claim that the courts of Northern Ireland are not a convenient or appropriate forum for any such Proceedings or Disputes and further irrevocably agrees that a judgment in any Proceedings or Disputes brought in any court referred to in this clause 22 shall be conclusive and binding upon the parties and may be enforced in the courts of any other jurisdiction.

    Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any Proceedings begun in Northern Ireland shall be duly served upon it if delivered personally or sent by registered post, in the case of:

  (a) the Seller to its registered office (marked for the attention of the Company Secretary); and

  (b) the Buyer to its registered office (marked for the attention of Dr. Allen J. McClay).

  or such other person and address in the United Kingdom as the Seller shall notify the Buyer in writing or vice versa from time to time.

  INVALIDITY

  If any provision of this agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction:

      the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

      the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision shall not be affected or impaired in any way.

  THIRD PARTY RIGHTS

The operation of the Contracts (Rights of Third Parties Act) 1999 is hereby excluded.

IN WITNESS whereof this agreement has been executed on the date first above written.

Signed, sealed and delivered by JACKIE PEARSON, duly authorised attorney under power of attorney dated 4 January 2002, for and on behalf of Galen Holdings PLC: in the presence of: CHARLES COLEMAN	)) ) )	JACKIE PEARSON

Signed, sealed and delivered by JOHN IRVINE, duly authorised attorney under power of attorney dated 2 January 2002, for and on behalf of Alhow Laboratories Limited: in the presence of: CHARLES COLEMAN	))) )	JOHN W IRVINE